Exhibit 14.1

Lpath, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

Version:  January 4, 2006

Introduction — General Statement of Company Policy.

Lpath, Inc. (the “Company”) requires lawful and ethical behavior at all times.  The purpose of this Code of Business Conduct and Ethics (the “Code”) is to provide you with a statement of certain key policies and procedures of the Company for you to follow in conducting business in a legally and ethically appropriate manner.  This Code is intended as one element in the Company’s efforts to ensure lawful and ethical conduct on the part of you and the Company.  This Code is part of a larger process that includes compliance with the corporate policies themselves, an open relationship between you and your supervisors that is conducive to good business conduct and, above all, your integrity and good judgment.

In that regard, you must:

•                  comply with applicable laws, rules, and regulations;

•                  conduct all dealings with the Company’s customers, suppliers and competitors fairly, with honesty and integrity;

•                  ethically handle conflicts of interest, both real and perceived, in personal and professional relationships;

•                  produce, or cause to be produced, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC and in other public communications;

•                  protect information, in any form, that belongs to the Company, its customers and its suppliers;

•                  protect the Company’s assets and ensure their efficient use and report any suspected incident of fraud or theft immediately; and

•                  never use your position with the Company or Company assets or information for improper personal gain.

This includes some general principles.  You will have to apply these principles to your own specific responsibilities.  If you have any questions about the proper application of the principles or about what is required by the law in any given situation, you must consult with Scott Pancoast (the “Compliance Officer”).

If you violate this Code, you will be subject to disciplinary action, up to and including immediate termination of your employment.  You must report potential or actual violations of this Code to your immediate supervisor, or, alternatively, to the Compliance Officer or the Chairman of the Audit Committee.  If your situation requires that your identity be kept a secret, your anonymity will be protected.  You can call the Chairman of the Audit Committee (currently Charles Mathews at (760) 481-4201 or via email at cmathews@speedband.com) to anonymously report a violation of this Code.

Under no circumstances will you be subject to any disciplinary or retaliatory action for reporting a violation or potential violation, unless it is your own.  However, making known false or malicious reports will not be tolerated, and you will be subject to appropriate disciplinary action if you file such reports.

No representation is expressed or implied that the policies stated in this Code are all of the Company’s relevant policies, or that they are a comprehensive, full or complete explanation of the laws or standards of conduct that are applicable to you or the Company.  You have a continuing obligation to familiarize yourself with applicable law and Company policy.

You must sign a certification in the attached form acknowledging receipt of this Code.  This Code will shortly be available in the Company’s employee handbook.  This Code will also be available to the public on the Company’s website at www.Lpath.com.

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Nothing contained in this Code of Business Conduct
and Ethics is intended by the Company to be, nor shall it
be construed as, an employment agreement.

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1.                                      Lawful and Ethical Behavior.

The foundation on which this Code of Business Conduct and Ethics is built is obeying the law and acting ethically.  It is the Company’s policy that you conduct business in accordance with applicable federal, state and local laws, rules and regulations and with the laws, rules and regulations of other countries in which the Company does business.  In addition, the Company’s policy demands that you adhere to the highest standard of business ethics and conduct.

You must be alert and sensitive to situations that could result in illegal, unethical, or improper action.  When you are faced with a business decision that seems to have ethical overtones, here are some questions that should be helpful to determine if your actions are proper:

•                  Do I have all the necessary facts?

•                  Am I informed about all of the legal implications?

•                  Who has an important stake in the outcome (e.g., employees, customers, suppliers, etc.), and what is that stake?

•                  Does the issue raise ethical issues that go deeper than legal or institutional concerns?

•                  What are the options for acting, and which options will produce the most good and do the least harm? Which options respect the dignity of all stakeholders?

•                  Would I be proud to explain my actions to my family, fellow employees, customers - or on tonight’s news broadcast?

If you remain uncertain about what to do, if you need advice, or if you have reason to believe that a domestic or foreign law could be violated in connection with Company business or that this Code has been violated in any way, notify your immediate supervisor, the Compliance Officer or the Chairman of the Audit Committee at once.

2.                                      Code of Ethics.

This Code of Ethics is promulgated by the Board of Directors under section 406 of the Sarbanes Oxley Act of 2002 and the related rules of the SEC and applies to all employees, officers and directors of the company.  It contains standards reasonably necessary to promote:  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the issuer and in other public communications; and compliance with applicable governmental laws, rules and regulations.  It should be read in conjunction with the rest of this Code.

You must:

1.             Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.  You should recognize that even the appearance of a conflict of interest can damage the Company.  A conflict of interest may exist because of a relationship of yours or of a family member that is inconsistent with the Company’s best interests or could cause a conflict with your ability to perform your job responsibilities.

2.             Report to the Compliance Officer or the Chairman of the Audit Committee any transaction that reasonably could be expected to give rise to a conflict of interest.

3.             Produce, or cause to produced, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

4.             Comply with applicable governmental laws, rules and regulations.

5.             Promptly report any violation of this Code of Ethics to the Compliance Officer or the Chairman of the Audit Committee.

6.             Proactively promote ethical behavior by other Company officers and employees involved in financial reporting.

You will be held accountable for your adherence to this Code of Ethics.  Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including immediate termination of your employment.

If you are a senior executive officer (chief executive officer, chief financial officer, principal financial officer or controller), other executive officer or director, any request by you for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Chairman of the Audit Committee.  If you are not an executive officer or director, any request by you for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Compliance Officer.

With regard to senior financial officers, other executive officers and directors, the Board will have the sole and absolute discretionary authority to approve any waiver from this Code of Ethics.  Any waiver for senior financial officers, other executive officers or directors from this Code of Ethics will be disclosed promptly on Form 8-K or any other means that complies with SEC rules or applicable listing standards.

3.             Accurate Books and Records.

As noted in the Company’s Code of Ethics, the Company requires full, fair, accurate, timely and understandable recording and reporting of all Company information.  You must act in a manner that ensures that all of the Company’s books, records, accounts and financial statements are maintained in reasonable detail, appropriately reflect the Company’s transactions and conform both to applicable legal requirements and to the Company’s system of internal controls.  To do so, you must execute and record transactions in accordance with all internal control procedures implemented by Company management.  Furthermore, all of your expense reimbursements must accurately reflect the true nature and amount of the expenses.  In addition, if you are in any way involved in preparing the Company’s disclosure documents (such as SEC filings or press releases), you must produce full, fair, accurate, timely and understandable disclosure in such documents.

It is very important that you do not create, or participate in the creation, or perpetuation of, any records that are intended to mislead anyone or conceal any improper act or conduct.

4.                                      Confidential Information.

Confidential Company information is an important corporate asset that merits the same protection as the Company’s’ physical assets.  It is very important for you to safeguard the Company’s confidential information and to refuse any improper access to such information entrusted to you or any employee for whatever purpose.  You have entered into a non-disclosure or confidentiality agreement detailing your obligations regarding the Company’s confidential information, and you must adhere to this agreement.  You also have an obligation to protect the confidential information provided to the Company by its customers and suppliers and your fellow workers during the course of the Company’s business.  They expect your confidentiality — just as the Company expects theirs.  Issues with respect to confidential information may also arise in securities transactions as further discussed in the “Securities Laws and Insider Trading” section below.

5.                                      Securities Laws and Insider Trading.

The rules relating to trading in the Company’s securities and those of other companies with which the Company does business are covered in detail in the Company’s Insider Trading Policy, with which you must become familiar and with which you must comply at all times.  If you are uncertain about the legal rules involving your purchase, sale or transfer of any securities of the Company or any securities in companies familiar to you by virtue of your work for the Company, you should consult with the Compliance Officer before making any such purchase or sale.

6.                                      Conflicts of Interest.

The Company knows that it can only be truly successful through the diligence and loyalty of its employees.  Therefore, you must put the best interests of the Company at the forefront of any work-related activity or decision and ethically handle conflicts of interest.  You must use your best judgment in determining whether a conflict of interest exists and then avoid any conduct, activity, relationship or other situation that would create or cause an actual or potential conflict of interest.

While it is not possible to identify every particular activity that might give rise to a conflict of interest, a conflict of interest may exist because of a relationship of yours or of a family member that is inconsistent with the Company’s best interests or could cause a conflict with your ability to perform your job responsibilities.  If you or your family members are engaged in any of the activities listed below, then there may be a conflict of interest, and you must disclose the facts concerning this activity to your immediate supervisor or the Compliance Officer in order to have the Company address the situation:

(a)           any ownership interest in any supplier, customer or competitor (other than nominal amounts of stock in publicly traded companies);

(b)           any consulting or employment relationship with any customer, supplier or competitor;

(c)           any outside activity that harms a relationship between the Company and any customer or potential customer, or that interferes with a current or potential contract relationship;

(d)           any outside business activity that is competitive with any of the Company’s businesses;

(e)           any outside activity of any type that is so substantial as to call into question your ability to devote appropriate time and attention to your duties and responsibilities to the Company;

(f)            any service on any board of directors or advisory board of any customer, supplier or competitor unless such board service has been disclosed to the Company;

(g)           any direct supervisory, review or other influential position on the job evaluation, pay or benefits of any close relative;

(h)           any sales or purchases of anything to or from the Company (unless it is pursuant to a routine program of disposal of surplus property that is offered to all employees in general); and

(i)            any situation in which, without proper authorization, you are required or tempted to disclose, or do disclose, any trade secret, confidential or proprietary information or intellectual property of the Company.

If you have any questions regarding activity which may create a conflict of interest, please discuss the situation immediately with your immediate supervisor or the

Compliance Officer.  If you know of a conflict of interest that exists elsewhere in the Company, you must disclose such conflict to the Compliance Officer.

The Company reserves the right to determine when actual or potential conflicts of interest exist, and then to take any action, which in the sole judgment of the Company, is needed to prevent the conflict from continuing.  Such action may include, but is not limited to, having you divest the conflicting interest or return the benefit or gain received, realigning your duties and responsibilities, or disciplinary action, up to and including immediate termination of your employment.

7.                                      Gifts and Entertainment.

Generally, you and members of your immediate family may not accept nor give gifts, services, discounts or favors from/to those with whom the Company does business or considers doing business.  Gifts, entertainment, favors or gratuities are subject to the following guidelines:

(a)           You may accept or give gifts of nominal value only ordinarily used for sales promotion (for example, calendars, appointment books, pens, etc.).

(b)           Ordinary “business lunches” or reasonable entertainment consistent with local social and business customs may also be permissible if these actions can be reciprocated by you and are reasonable in cost and frequency.

If you receive a gift that does not fall within these guidelines, you must report it to your supervisor and return the gift.  If return of the gift is not practical, you should give it to the Company for charitable disposition or such other disposition as the Company deems appropriate.

8.                                      Corporate Opportunities.

You may not use corporate property, information, or position for improper personal gain.  You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  You are prohibited from competing with the Company or taking advantage for personal gain of any opportunity that is discovered through the use of Company property, information or position.  You should report any corporate opportunity to your supervisor or other appropriate individual within the Company to determine whether the Company desires to take advantage of the opportunity.

If you are an officer, you have an additional obligation not to take advantage for personal gain of any opportunity that the Company may have an interest in pursuing, notwithstanding that your knowledge of such opportunity is obtained independently of your relationship with the Company.

9.             Unauthorized Use of Company Property or Services.

You may only use Company property (including the e-mail system) for legitimate business purposes.  You may not use or remove from Company premises any Company property or services for any personal benefit or the personal benefit of anyone else.  The Company realizes that sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities.  Examples include articles of a technical or professional nature that may enhance the stature or reputation of the author and also may have some benefit to the Company, and employee participation in continuing education programs.  You are prohibited from undertaking such activities unless your supervisor approves in writing in advance of any use of Company property or services that is not solely for the benefit of the Company.

10.                               Fair Competition.

The Company intends to succeed in the marketplace through superior performance, not by unethical or manipulative practices.  You must treat customers and suppliers honestly and fairly.  Do not make false or misleading remarks to customers or suppliers about other customers/suppliers or about competitors of the Company, their products or their services.  You must avoid deprecation and criticism of competitors, their products or services, but you may state truthful descriptions of specifications and shortcomings of such products or services.

11.                               Antitrust.

The economies of the United States and of most countries in which the Company does business are based on the principle that competition and profit will produce high-quality goods at fair prices.  Most countries, including the United States, have laws prohibiting certain business practices that could inhibit effective competition.  Whether termed antitrust, competition, or free trade laws, the rules are designed to keep the marketplace thriving and competitive.  These antitrust laws are broad and far-reaching, and touch upon and affect virtually all aspects of the Company’s operations.

The antitrust laws generally prohibit agreements that restrict competition and include agreements between competitors as to pricing, bidding, production, supply and customer practices.  These laws also apply to various forms of unfair conduct that may tend to create a monopoly.

The Company supports these laws not only because they are the law, but also because it believes in the free market and the idea that healthy competition is essential to its long-term success.  As such, you should avoid conduct that violates or appears to violate these laws.  In all cases where there is question or doubt about a particular activity or practice, you should contact the Compliance Officer before taking any action that may fall within the scope of these laws.

12.                               Government Business.

Special requirements often apply when contracting with any government body (including national, state, provincial, municipal, or other similar government divisions in local jurisdictions).  Because government officials are obligated to follow specific codes of conduct and laws, you must take special care in government procurement.  Some key requirements for you to follow in doing business with a government are:

•                  Accurately representing which Company products are covered by government contracts;

•                  Not offering or accepting kickbacks, bribes, gifts, gratuities or anything else of value with the intent of obtaining favorable treatment from the recipient (a gift that is customary in the business sector may be perceived as a bribe by a government official);

•                  Not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract;

•                  Hiring present and former government personnel may only occur in compliance with applicable laws and regulations (as well as consulting the Compliance Officer).

13.                               Political Activity.

You may not use corporate funds or other assets — including your work time, Company premises, or Company equipment — to make political contributions of any kind to any candidate, political party or in support of any referendum or initiative.  This prohibition covers not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund-raising events, and the furnishing of any other goods, services or equipment to political parties or committees.  Political contributions or activities by you on your own behalf and with your own money and on your own time are, of course, permissible.  The Company will not reimburse you directly or indirectly for any political contribution or for the cost of attending any political event.

14.                               Environment, Health and Safety; Substance Abuse.

The Company is committed to providing a work environment that strives to protect employee health and safety, as health and safety are important aspects of job performance.  It is also the Company’s policy to manage its business in a manner that is sensitive to the environment and conserves natural resources.  You must learn and follow the safety procedures applicable to your job, and you must comply with all environmental, health and safety laws.

Furthermore, substance abuse poses serious health and safety risks not only to the few abusers, but also to all employees who work with them.  Therefore, in furtherance of the above general policy, you may not possess any illegal drug, any legal prescription drug that is a controlled substance (unless the prescription has been issued to you and is being used in a manner consistent with the prescribed directions for use), or any alcohol on Company property, except in the case of Company-sanctioned events.  You are also prohibited from being on Company property under the influence of alcohol or any controlled or illegal substance.

15.                               Copyrights and Computer Software.

You may sometimes need to use third-party copyrighted material to perform your job.  It is the Company’s policy to respect copyright laws.  Therefore, before you may use such third-party material, appropriate authorization from the copyright holder must be obtained.  The need for such permission may exist whether or not the end product containing third-party material is for personal use, for Company use internally or other use.

You must observe the terms and conditions of any license agreements to which the Company is a party.  In most cases, you do not have the right to make copies of software, except for backup purposes.  This includes not only the substantial software programs the Company may license, but also the smaller so-called “shrink-wrap” programs typically used for word processing, spreadsheets and data management.

You may not copy copyrighted intellectual property licensed to the Company or otherwise make use of property, other than on your Company computer in furtherance of Company business, and such use must be as permitted under the copyright laws.  It is against Company policy and it may be unlawful for you to copy, reproduce, scan, digitize, broadcast, or modify third-party copyrighted material when preparing Company products or promotional materials, unless written permission from the copyright holder has been obtained prior to the proposed use.  Improper use could subject both the Company and you to possible civil and criminal actions for copyright infringement.  It is also against Company policy for you to use the Company’s facilities for the purpose of making or distributing unauthorized copies of third-party copyrighted materials for personal use or for use by others.

16.                               International Business.

The Company observes the highest ethical standards in all of its business transactions — including those involving foreign countries.  You may not take any action in connection with any international transaction or any action in any foreign country that would be illegal or improper in the US.  Furthermore, you are required to observe all applicable foreign laws to which you or the Company may be subject, including foreign tax laws, customs duties and regulations, drug testing, licensing, manufacturing and marketing laws, rules and regulations and currency restrictions.  You should not take any actions that are intended to improperly circumvent the application of such laws.  Some of the concerns raised by international business are as follows:

(a)           Foreign Corrupt Practices Act.

With limited exceptions, the Foreign Corrupt Practices Act prohibits the Company and you from, among other things, making an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any foreign official, any foreign political party or official thereof or any candidate for foreign political office, or any other person, such as a foreign agent or consultant, knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any foreign official, any foreign political party or official thereof, or any candidate for foreign political office, for the purpose of (i) influencing any act or decision of such foreign official in his or her official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage, or inducing such foreign official to use his or her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person.

If you are asked to make any such payment, you should consult with your supervisor and the Compliance Officer before taking any action.

(b)           Antiboycott Laws.

U.S. antiboycott laws prohibit or severely restrict the Company from participating in boycotts against countries friendly to the US, and require the Company to report both legal and illegal boycott requests to the U.S. government.  If you are involved in selling the Company’s products internationally, you must become familiar with the antiboycott laws and observe all of their requirements.  Further information and guidance can be obtained from the Compliance Officer.

(c)           New Foreign Countries.

The decision to expand the Company’s distribution or to establish an operation in any other country, besides those in which it is already qualified to do business, may carry many important legal and tax implications.  You must not undertake to expand the Company’s operations into any country outside the US without prior consultation with the Compliance Officer.

(d)           Export Controls.

In general, any goods that the Company sells to a customer in a foreign country must be covered by an export license.  The definition of “export” is quite broad and can include conversations of a technical nature with a citizen of another country even though that conversation takes place entirely within the US.  Another example of a possible export would include tours of the Company’s facilities where foreign visitors could obtain technical information.

There are certain statutory licenses which allow exporting of certain products — generally nonmilitary or non-high-technology goods — to the United States’ allies without any further license.  Export control regulations are, however, quite complex, and if you are involved in any export transaction you must observe at least the following two rules:

(i)            You must satisfy yourself that there is some regulation or specific export license that covers the export you want to make.  This includes exports of technology, as well as exports of goods or services.

(ii)           You must furnish only truthful and accurate information to other Company employees, to the government or to companies that the Company may have hired to facilitate the Company’s export transactions.  This includes both information as to the technology in question and information as to the economic value of the exports.

If you are involved in the Company’s export business, you must be reasonably alert to situations in which inaccurate information may have been furnished, either to the Company or to any of the Company’s agents, involving the ultimate destination or use of the goods.  This is particularly important for goods of the type that are not permitted to be shipped to certain countries.

If you have any doubt as whether a situation involves an “export” within the meaning of the applicable export control laws, or as to the truth or accuracy of the information being furnished to the Company regarding the ultimate destination or use of products the Company exports, you must contact your supervisor or the Compliance Officer.

(e)           Imports.

All goods imported into the US must pass through customs and, except in some limited cases where there are exemptions, a duty must be paid.  The amount of that duty is based upon the classification of the goods and the value of the merchandise.  You must furnish truthful and accurate information to any customs official or to any agent that the Company hires to facilitate its imports.

(f)            Bioterrorism.

You must report any requests to manufacture or sell any drug or other product that could be used in an act of terrorism to the Compliance Officer.

17.                               Audits.

In some cases, the Company will monitor compliance with its policies by audits.  These may be done by the Company’s legal counsel or at the direction of the Compliance Officer.  You are required to cooperate fully with any such audits and to provide truthful and accurate responses to any request.

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CERTIFICATION

I have received and read the Code of Business Conduct and Ethics (January 4, 2006 version), including the related materials, and agree to comply with its policies.  I have complied with all of the requirements of this Code and have I not, to date, failed to meet any requirements contained herein nor do I know of failures by others within the Company to meet the requirements.

If I have a question or concern about compliance with the Code, I will raise it with the Compliance Officer.

Signature

Name (Print)

Date